EXHIBIT 16



July 26, 2000


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously principal accountants for Acxiom Corporation and, under the date of May 2, 2000, we reported on the consolidated financial statements of Acxiom Corporation and its subsidiaries as of and for the years ended March 31, 2000 and March 31, 1999. On July 19, 2000, our appointment as principal accountants was terminated. We have read Acxiom Corporation's statements included under Item 4 of its Form 8-K, dated July 26, 2000, and we agree with such statements, except we are not in a position to agree or disagree with Acxiom Corporation's statements that the change was approved by the audit committee of the board of directors, that the audit committee approved the engagement of Arthur Andersen LLP as its independent auditors, and that Arthur Andersen LLP has not been consulted by the Company, or by anyone on the Company's behalf, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

                                          Very truly yours,


                                          /s/  KPMG LLP